Exhibit 99.1

Contact:

David Baggs, Investor Relations
904-359-4812

Garrick Francis, Corporate Communications
877-835-5279

CSX Announces Fourth Quarter Results

Fourth Quarter Highlights:

•	Revenues grow to $2.7 billion

•	Operating income increases to $692 million

•	Operating ratio improves to 74.1 percent

JACKSONVILLE, Fla., (Jan. 20, 2009) – CSX Corporation [NYSE: CSX] today announced fourth quarter earnings per share of 63 cents.  These results include a noncash impairment charge of 27 cents per share related to the write-down of its investment in The Greenbrier resort.  Excluding this charge and gains from insurance recoveries in the prior year quarter, comparable earnings per share increased to 90 cents, a 6 percent increase on a year-over-year basis. (See table below for reconciliation of quarter items to reported numbers.)

“CSX achieved solid financial results in the fourth quarter,” said Michael J. Ward, chairman, president and CEO. “The company finished 2008 in a strong financial position and began taking aggressive actions in the quarter as the intensifying global recession dramatically impacted our business.”

Revenues in the quarter increased four percent over last year, to $2.7 billion.  The gains were driven by higher yields and fuel recovery, which more than offset the impact of significantly lower volumes. Operating income, on a comparable basis, increased 16 percent to $692 million, resulting in an operating ratio of 74.1 percent. Lower fuel costs and the company’s productivity initiatives helped drive the increase in operating income as well as the improvement to a record fourth quarter operating ratio.

“Given the current economic environment, the company is accelerating its focus on driving productivity, changing its cost structure, creating efficiency and right sizing the resource base,” said Ward. “We will achieve this while keeping our intense focus on safety and customer service.”

GAAP RECONCILIATION [1] (Dollars in millions, except per share amounts)
	Fourth Quarter			Full Year
	2008	2007	%	2008	2007	%
EPS from Continuing Operations Add Impairment Loss Less Gain on Insurance Recoveries Less Equity Earnings Adjustments Less Income Tax Benefits	$ 0.63 0.27 - - -	$ 0.86 - (0.01) - -	(27)%	$ 3.34 0.27 - (0.05) (0.04)	$ 2.74 - (0.04) - -	22%
Comparable EPS from Continuing Operations	$ 0.90	$ 0.85	6%	$ 3.52	$ 2.70	30%
Operating Income Less Gain on Insurance Recoveries	$ 692 -	$ 605 (8)	14%	$ 2,768 -	$ 2,260 (27)	22%
Comparable Operating Income	$ 692	$ 597	16%	$ 2,768	$ 2,233	24%

CSX Corporation, based in Jacksonville, Fla., is a leading transportation company providing rail, intermodal and rail-to-truck transload services. The company’s transportation network spans approximately 21,000 miles with service to 23 eastern states and the District of Columbia, and connects to more than 70 ocean, river and lake ports.

This earnings announcement, as well as a package of detailed financial information, is contained in the CSX Quarterly Financial Report available on the company's website at http://investors.csx.com in the Investors section and on Form 8-K with the Securities and Exchange Commission (“SEC”).

CSX executives will conduct a quarterly earnings conference call with the investment community on Jan. 21, 2009 at 8:30 a.m. ET. Investors, media and the public may listen to the conference call by dialing 888-327-6279 (888-EARN-CSX) and asking for the CSX earnings call. (Callers outside the U.S., dial 773-756-0199). Participants should dial in 10 minutes prior to the call. In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company’s website at http://investors.csx.com. Following the earnings call, an internet replay of the presentation will be archived on the company website.

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GAAP Reconciliation1

CSX reports its financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP financial measures used to manage the company’s business that fall within the meaning of Regulation G (Disclosure of Non-GAAP Financial Measures) by the SEC may provide users of the financial information with additional meaningful comparisons to prior reported results.

In press releases and presentation slides for stock analysts, CSX has provided financial information adjusted for certain items, which are non-GAAP financial measures. The company’s management evaluates its business and makes certain operating decisions (e.g., budgeting, forecasting, employee compensation, asset management and resource allocation) using these adjusted numbers.

Likewise, this information facilitates comparisons to financial results that are directly associated with ongoing business operations as well as provides comparable historical information. Lastly, earnings forecasts prepared by stock analysts and other third parties generally exclude the effects of items that are difficult to predict or measure in advance and are not directly related to CSX’s ongoing operations. A reconciliation between GAAP and the non-GAAP measure is provided above. These non-GAAP measures should not be considered a substitute for GAAP measures.

Forward-looking statements

This information and other statements by the company contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, cost-savings, expenses, or other financial items;
statements of management’s plans, strategies and objectives for future operation, and  management’s expectations as to future performance and operations and the time by which objectives will be achieved; statements concerning proposed new products and services; and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “project,” “estimate,”  “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company does update any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others; (i) the company’s success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic or business conditions, including those affecting the rail industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; and (v) the outcome of claims and litigation involving or affecting the company.

Other important assumptions and factors that could cause actual results to differ materially from  those in the forward-looking statements are specified in the company’s SEC reports, accessible on  the SEC’s website at www.sec.gov and the company’s website at www.csx.com.